EXHIBIT 21

X-RITE, INCORPORATED

LIST OF CONSOLIDATED SUBSIDIARIES

1.	X-Rite International, Inc.

2.	X-Rite Holdings, Incorporated

3.	X-Rite GmbH

4.	X-Rite Asia Pacific Limited

5.	X-Rite Ltd.

6.	X-Rite MA, Incorporated

7.	OTP, Incorporated

8.	Labsphere, Inc. (sold on February 7, 2007)

9.	X-Rite Méditerranée SARL

10.	X-Rite Global, Incorporated.

11.	XR Ventures, LLC

12.	X-Rite Europe, B.V.

13.	X-Rite, (Shanghai) International Trading Co. Ltd.

14.	Monaco Acquisition Company

15.	X-Rite, KK

16.	X-Rite, Italy Srl.

17.	X-Rite Asia Pacific PTE

18.	Labsphere Ltd. (sold on February 7, 2007)

19.	Amazys Holding AG

20.	Amazys Beteilgungen AG

21.	Gretag Macbeth AG

22.	Gretag Macbeth Company Ltd.

23.	Gretag Macbeth GmbH

24.	Gretag Macbeth UK Ltd.

25.	Viptronic GmbH

26.	Gretag Macbeth LLC

27.	Sequel Imaging LLC

28.	Graphic Intelligence Agency LLC

29.	LOGO Betiligungsgesellschft GmbH

30.	LOGO Komuniaktions Drucktechnik GmbH &Co.

31.	Gretag Macbeth Italy Srl